UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to Section 240.14.a-11(c) or Section 240.14a-12

SUN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

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March 20, 2004

Dear Fellow Shareholders of Sun Bancorp, Inc.:

On behalf of the corporation’s Board of Directors, we are pleased to invite you to attend Sun Bancorp, Inc.’s Annual Meeting of Shareholders to be held on Thursday, April 22, 2004 at 10:30 a.m., Eastern Time.  The location of the annual meeting is the Susquehanna Valley Country Club, Hummels Wharf, Pennsylvania.  At the annual meeting, you will have the opportunity to ask questions and to make comments. Enclosed with the proxy statement and notice of meeting is your proxy and Sun Bancorp, Inc.’s 2003 Annual Report to Shareholders.

The principal business of the meeting is to:  elect nine (9) Directors to serve various terms up to three (3) years, to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the current fiscal year, and to transact any other business that is properly presented at the annual meeting.  The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon in more detail.

You are also cordially invited to the shareholders’ luncheon that will be served promptly after the close of the Annual Meeting. Should you desire to stay for lunch, please complete and return the accompanying RSVP postcard by April 12, 2004 to Sun Bancorp, Inc. at 155 North 15th Street, Lewisburg, Pennsylvania 17837.  The RSVP card has a designated area for questions you would like to have addressed at the Annual Meeting.

We are delighted that you have invested in Sun Bancorp, Inc., and we hope that, whether or not you plan to attend the annual meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy in the envelope provided.  The prompt return of your proxy will save Sun Bancorp, Inc. expenses involved in further communications.  Your vote is important.  Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We look forward to seeing you on April 22, 2004, at the corporation’s annual meeting.

Sincerely,

/s/ Robert A. Hormell	/s/ Robert J. McCormack
Robert A. Hormell	Robert J. McCormack
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF SUN BANCORP, INC.
TO BE HELD ON APRIL 22, 2004

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that Sun Bancorp, Inc. will hold its Annual Meeting of Shareholders on Thursday, April 22, 2004, at 10:30 a.m., Eastern Time, at the Susquehanna Valley Country Club, Hummels Wharf, Pennsylvania, to consider and vote upon the following proposals:

1.             To elect two (2) individuals as Directors to serve a term up to one (1) year and until their successors are elected and qualified;

2.             To elect three (3) individuals as Directors to serve a term up to two (2) years and until their successors are elected and qualified;

3.             To elect four (4) individuals as Directors to serve a term up to three (3) years and until their successors are elected and qualified;

4.             To ratify the selection of PricewaterhouseCoopers LLP as the corporation’s independent accountants for the year ending December 31, 2004; and

5.             To transact any other business properly presented at the annual meeting.

Shareholders of record as of March 5, 2004 are entitled to notice of the meeting and may vote at the annual meeting, either in person or by proxy.

Management welcomes your attendance at the annual meeting.  Whether or not you expect to attend the annual meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope.  The prompt return of your proxy will save the corporation expenses involved in further communications.  Even if you return a proxy, you may vote in person if you give written notice to the Secretary of the corporation and attend the annual meeting.  Returning your proxy will ensure that your shares will be voted in accordance with your wishes and that the presence of a quorum will be assured.

We enclose, among other things, a copy of the 2003 Annual Report of Sun Bancorp, Inc.

By Order of the Board of Directors,

/s/ Robert A. Hormell	/s/ Robert J. McCormack
Robert A. Hormell	Robert J. McCormack
Chairman of the Board	President and Chief Executive Officer

Lewisburg, Pennsylvania
March 20, 2004

YOUR VOTE IS IMPORTANT.
PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY

SUN BANCORP, INC.
155 NORTH 15th STREET
LEWISBURG, PA  17837

NASDAQ TRADING SYMBOL: SUBI

PROXY STATEMENT
2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2004

Mailed to Shareholders on or about March 20, 2004

v

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
SUN BANCORP, INC.
TO BE HELD ON APRIL 22, 2004

GENERAL INFORMATION

Date, Time and Place of the Annual Meeting

Sun Bancorp, Inc., a Pennsylvania business corporation and registered financial holding company, is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the corporation’s annual meeting of shareholders.  The annual meeting will be held at the Susquehanna Valley Country Club, Hummels Wharf, Pennsylvania on Thursday, April 22, 2004.

The corporation’s principal executive office is located at 155 North 15th Street, Lewisburg, Pennsylvania 17837.  The corporation’s telephone number is (570) 523-4300.  All inquiries regarding the annual meeting should be directed to Robert J. McCormack, President and Chief Executive Officer of Sun Bancorp, Inc.

Description of Sun Bancorp, Inc.

Sun Bancorp, Inc. was incorporated on November 26, 1982 under Pennsylvania law and is a one-bank holding company under the Bank Holding Company Act of 1956.  On March 3, 2003, the corporation became a Financial Holding Company pursuant to Gramm-Leach-Bliley Financial Modernization Law.  The corporation currently has seven wholly-owned subsidiaries: SunBank, Beacon Life Insurance Company, Sun Statutory Trust I, Bank Capital Services, Mid Penn Insurance, SUBI Investment Company, and Sentry Trust Company.  Sun is also a 30% owner of Sun Abstract and Settlement Services, LLC.

Included with this proxy statement is a copy of the corporation’s annual report to shareholders for the fiscal year ended December 31, 2003.  You may obtain a copy of the corporation’s annual report for the 2003 fiscal year at no cost by contacting the Chief Financial Officer, Sun Bancorp, Inc., 155 North 15th Street, Lewisburg, Pennsylvania  17837, or by calling (570) 523-4300.

We have not authorized anyone to provide you with information about the corporation; therefore, you should rely only on the information contained in this document or in documents to which we refer.  Although we believe we have provided you with all the information you will need to vote, events may occur at Sun Bancorp, Inc. subsequent to printing this proxy statement that might affect your decision or the value of your stock.

Purpose of the Meeting

At the annual meeting, holders of Sun common stock will be asked to:

•              elect nine (9) individuals as Directors to serve various terms up to 3 years and until their successors are elected and qualified;

•              ratify the selection of PricewaterhouseCoopers LLP as the corporation’s independent accountants for the year ending December 31, 2004; and

•              transact any other business properly presented at the annual meeting.

VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors solicits this proxy for use at the corporation’s 2004 annual meeting of shareholders.  The corporation’s directors, officers and other employees may solicit proxies in person or by telephone, facsimile, telegraph or mail, but only for use at the annual meeting.  The corporation will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the corporation sends to its shareholders.  Sun Bancorp, Inc. will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to the shareholders.  The corporation will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Friday, March 5, 2004, the record date, may vote at the annual meeting.  At the close of business on March 5, 2004, the corporation had 7,320,325 shares of common stock issued and outstanding.  On all matters to come before the annual meeting, shareholders may cast one vote for each share.  Cumulative voting rights do not exist for the election of directors.  See “Principal Shareholders” on page 27 for a list of the persons known by the corporation to be the beneficial owner of 5% or more of the corporation’s issued and outstanding common stock as of the record date.

Proxy holders will vote shares represented by proxies on the accompanying proxy, if properly signed and returned, in accordance with the instructions of the shareholders.  Any proxy not specifying to the contrary will be voted FOR:

•              the election of the nominees for director identified in this Proxy Statement; and

•              the ratification of the selection of PricewaterhouseCoopers LLP as the corporation’s independent accountants for the year ending December 31, 2004.

Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the corporation’s management.

Sun Bancorp, Inc.’s Board of Directors proposes to mail this proxy statement to the corporation’s shareholders on or about March 20, 2004.

Quorum and Vote Required For Approval

Sun Bancorp, Inc.’s Articles of Incorporation authorize the corporation to issue up to 50,000,000 shares of common stock with no par value.

At the close of business on March 5, 2004, the corporation had 7,320,325 shares of common stock issued and outstanding.  The corporation’s common stock is the only issued and outstanding class of stock.

In order to hold the annual meeting, a “quorum” of shareholders must be present.  Under Pennsylvania law and the corporation’s Bylaws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote, meaning a majority of the number of shares outstanding on the voting record date, is required to constitute a quorum for the transaction of business at the meeting.  The proxy holders will count votes withheld and abstentions when determining the presence of a quorum.  However, the proxy holders will not count broker non-votes when determining the presence of a quorum for the particular matter as to which the broker withheld authority.

Assuming the presence of a quorum, the affirmative vote of a majority of the number of shares that constitutes a quorum for the transaction of business at the annual meeting is required to elect the director nominees.  The proxy holders will not cast votes for or against any nominee where the broker withheld authority. Cumulative voting rights do not exist for the election of directors.  Each share of common stock is entitled to cast only one vote for each nominee.   For example, if a shareholder owns 10 shares of common stock, he or she may cast up to 10 votes for each of the Director nominees.

Assuming the presence of a quorum, the affirmative vote of a majority of the number of shares that constitutes a quorum for the transaction of business at the annual meeting is required to ratify the selection of independent accountants.  Abstentions and broker non-votes do not constitute “votes cast” and, therefore, do not count either FOR or AGAINST ratification.  However, abstentions and broker non-votes have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.

Revocability of Proxy

Shareholders who sign proxies may revoke them at any time before they are voted by:

•              delivering written notice of the revocation or delivering a properly executed later-dated proxy to Thomas W. Bixler, Secretary, Sun Bancorp, Inc at 155 North 15th Street, Lewisburg, Pennsylvania; or

•              attending the meeting and voting in person after giving written notice to the Secretary, Sun Bancorp, Inc.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting.  Should you have any questions, please call Thomas W. Bixler, Secretary, at (570) 523-4310.

Methods of Voting

Voting by Proxy

•              Mark your selections.

•              Date your proxy and sign your name exactly as it appears on your proxy.

•              Mail the proxy to Registrar & Transfer Company in the enclosed postage-paid envelope.

Voting in Person

•              Attend the annual meeting and show proof of eligibility to vote.

•              Obtain a ballot.

•              Mark your selections.

•              Date your ballot and sign your name exactly as it appears in the corporation’s transfer books.

Householding of Annual Report, Proxy Statement or Information Statement

The corporation has written to shareholders with a common address to determine their preference with regard to shared mailings.  One annual report, proxy statement or information statement has been delivered to multiple shareholders who share an address, unless the corporation has received contrary written instructions.  In the future, any shareholder may request a separate annual report, proxy statement or information statement by contacting the Chief Financial Officer, Sun Bancorp, Inc., 155 North 15th Street, Lewisburg, Pennsylvania 17837, or by calling (570) 523-4300.  Any shareholder who wishes to request householding of documents may do so by contacting Registrar & Transfer Company, 10 Commerce Drive, Cranford, New Jersey, or by calling (800) 368-5948.  All requests to change householding status must be in writing.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Governance

The Board of Directors oversees all of the corporation’s business, property, and affairs.  The Board of Directors has determined that Martha A. Barrick, Max E. Bingaman, David R. Dieck, Louis A. Eaton, M. Mitchell Fetterolf, Stephen J. Gurgovits, Robert A. Hormell, George F. Keller, George E. Logue, H. David Padden, Sidney M. Palmer, John W. Rose, and Dennis J. Van. are independent within the meaning of Rule 4200 of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards as currently in effect and as will become effective on the date of the Company’s annual meeting of stockholders.

During 2003, the corporation’s Board of Directors held 6 meetings.  Each director attended at least 75% of the number of meetings of the corporation’s Board of Directors and the committees of which they served, except for Mr. Fetterolf.

All of our Directors attended the 2003 Annual Meeting of Shareholders and we expect that they will all attend this year’s meeting.

Shareholder Communications

Any shareholder who wishes to communicate with the board of directors may send correspondence to Max E. Bingaman at Sun Bancorp, Inc., 155 North 15th Street, Lewisburg, PA 17837.  Mr. Bingaman will submit your correspondence to the board of directors or the appropriate committee as applicable.

Directors and Executive Officers of Sun Bancorp, Inc.

The following table sets forth selected information about the corporation’s directors and executive officers.  The officers are elected by the Board of Directors and each holds office at the Board’s discretion.

Name	Position	Position Held Since	Age as of March 5, 2004

Martha A. Barrick	Director	2001	62

Max E. Bingaman	Director	1983	68

Maureen M. Bufalino	Director	2001	40
	Regional President of Guaranty Bank	2001
	Senior Vice President	2001

David R. Dieck	Director	1987	70

Louis A. Eaton	Director	1982	82

M. Mitchell Fetterolf	Director	2001	46

Daniel R. Geise	Director	2003	49
	President, Mid Penn Insurance	2003
	Executive Vice President	2003

Stephen J. Gurgovits	Director	1997	60

Robert A. Hormell	Chairman of the Board	2002	56
	Director	1994

George F. Keller	Director	1982	70

George E. Logue	Director	2001	45

Name	Position	Position Held Since	Age as of March 5, 2004

Robert J. McCormack	Director	2000	43
	President and Chief Executive Officer	2001

H. David Padden	Director	2003	50

Sidney M. Palmer	Director	2004	76

John W. Rose	Director	2003	54

Marlin T. Sierer	Director	1982	81

Dennis J. Van	Director	1994	57

Thomas W. Bixler	Executive Vice President	2002	52
	Chief Credit Officer	2002

Daniel R. Bower	Senior Vice President and Head of Bank Operations	2002	51

Gary Cook	Senior Vice President	2003	55
	President of Bank Capital Services	2003

Wilmer D. Leinbach	Executive Vice President	2002	63
	Chief Financial Officer	2002

Sandra J. Miller	Executive Vice President	2002	44
	Chief Banking Officer	2002

Charles Nelson	President of Sentry Trust Company	2004

53

James P. Radick	Senior Vice President of Finance	2003	41

John M. Reber	Vice President of Risk Management	2002	37

Paul H. Rooney, Jr.	Senior Vice President and Northern Region President	2002	54

Annette Camuso Sarsfield	Vice President of Human Resources and Marketing	2002	42

Committees and Meetings of the Corporation’s Board of Directors

During 2003, the corporation’s Board of Directors maintained five standing committees: Executive, Audit, Long Range Planning/Merger & Acquisition, Personnel and Retirement, and Governance and Nominating.  The function and composition of each of these committees is described below.

Executive Committee.  The Executive Committee of the corporation’s Board may exercise the full authority of the Board of Directors in the management of the business and affairs of the corporation between meetings of the Board.  The committee reviews and makes recommendations to the Board of Directors on all matters relating to the programs of the corporation that will accomplish its long and short range objectives and goals.  The committee held one meeting in 2003.  The members of the committee are:  Max E. Bingaman; Maureen M. Bufalino; M. Mitchell Fetterolf; Stephen J. Gurgovits; Robert A. Hormell; George F. Keller; Robert J. McCormack; and Dennis J. Van.  At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Max E. Bingaman; Maureen M. Bufalino; M. Mitchell Fetterolf; Stephen J. Gurgovits; Robert A. Hormell; George F. Keller; Robert J. McCormack; and Dennis Van.

Audit Committee.  The Audit Committee is governed by a written Audit Committee Charter.  Under the Charter, the Audit Committee recommends, for ratification by the shareholders, the independent accountants that will be retained by the corporation and SunBank and approves services to be performed by the independent accountants. The committee held four meetings in 2003.  The members of the committee are:  Max E. Bingaman: David R. Dieck; Louis A. Eaton; M. Mitchell Fetterolf; George E. Logue, Jr.; H. David Padden (joined the Committee in September 2003); Marlin T. Sierer; and Dennis J. Van.  At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Max E. Bingaman; David R. Dieck, M. Mitchell Fetterolf; George Keller; George E. Logue, Jr.; H. David Padden; and Dennis Van.

The board of directors has determined that H. David Padden is an “audit committee financial expert” and “independent” as defined under applicable SEC and Nasdaq rules.

Long Range Planning/Merger & Acquisition Committee.  The Long Range Planning/ Merger & Acquisition Committee develops and implements long range planning for the corporation and develops and implements the corporation’s policy concerning mergers and acquisitions.  The committee meets at the call of the Chairman of the committee.  The committee held five meetings during 2003.  The members of the committee are:  Maureen M. Bufalino; Daniel R. Geise (joined the Committee in August 2003); Robert A. Hormell; George F. Keller; Robert J. McCormack; and Dennis J. Van.  At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Maureen M. Bufalino; Daniel R. Geise; Robert A. Hormell; George F. Keller; Robert J. McCormack; Sidney M. Palmer; John W. Rose; and Dennis Van.

Governance and Nominating Committee.  The Governance and Nominating Committee meets at the call of the Chairman of the committee, to consider or nominate candidates for directorships and officerships.  Attached as Exhibit B is the Governance and Nominating Committee Charter. The committee considers director nominees recommended by the Board and shareholders.  Pursuant to Article II, Section 2 of the By-Laws, a shareholder wishing to nominate a candidate must file a written notice of the nomination or candidacy with the Secretary of the corporation not less than one hundred twenty (120) days prior to the election of directors.  When submitting a recommendation to the Secretary, the shareholder must send biographical information about the candidate, together with a statement of the candidate’s qualifications and any other data supporting the recommendation.  If it is determined that the candidate has no conflicts of interest or directorships with other companies that would disqualify the candidate from serving as a director of the corporation, the candidate’s name will be presented to the Governance and Nominating Committee for consideration.  The committee held two meetings during 2003.  The members of the committee during 2003 were:  Max E. Bingaman; Stephen J. Gurgovits; Robert A. Hormell; George F. Keller; George E. Logue, Jr.; and Dennis J. Van.  At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Max E. Bingaman; Robert A. Hormell; George F. Keller; George E. Logue, Jr.; H. David Padden; John W. Rose; and Dennis Van.  The Governance and Nominating Committee has replaced the Nominating Committee, which met on January 23, 2003, members of which were Martha A. Barrick; David R. Dieck; Louis A. Eaton; Robert A. Hormell; George E. Logue, Jr.; and Marlin T. Sierer.

Personnel and Retirement Committee.  The Personnel and Retirement Committee meets to review the provisions of Sun’s Pension Plan, 401(k) Plan and the Non-Qualified Supplemental Income Plan, to recommend appropriate changes in any of their provisions and to recommend to the Board, contributions to be made to the plans.  In addition, the committee determines the eligibility requirements for Sun ‘s Pension Plan, 401(k) Plan and the Non-Qualified Supplemental Income Plan and determines who is eligible to participate and to obtain benefits pursuant to those plans.  The committee meets at the call of the Chairman of the committee or the President of the corporation.  The committee held four meetings during 2003.  A subcommittee of the Personnel and Retirement Committee called the Compensation Committee, which is comprised of six outside directors (Mr. Hormell, Mr. Keller, Ms. Barrick, Mr. Bingaman, Mr. Gurgovits, and Mr. Van), determines the executive compensation policy of Sun and administers Sun’s Stock Incentive Plan and Sun ‘s Employee Stock Purchase Plan.  The members of the Personnel and Retirement Committee in 2003 were:  Martha A. Barrick; Max E. Bingaman; Stephen J. Gurgovits; Robert A. Hormell; George F. Keller; and Dennis J. Van.  At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Martha A. Barrick; Max E. Bingaman; Stephen J. Gurgovits; Robert A. Hormell; George F. Keller; and Dennis Van.

Compensation of the Boards of Directors

All directors, who are not officers of the corporation or any subsidiary, were paid a fee of $750 per quarterly or special meeting attended plus an annual retainer of $8,000, paid on a quarterly basis.  An equal fee is paid for telephone conference calls and payment is made in the quarter in which the call occurred.  Attendance is required for payment of the Board fee but not for the annual retainer.  All directors, who are not officers of the corporation or any subsidiary, are paid for attending the corporation’s committee meetings.  Each outside director of the corporation was paid $500 for each Executive Committee meeting attended.  Each outside director was paid a fee of $400 for all other committee meetings of the Board attended in 2003.  In the aggregate, the corporation paid $206,775 to the Board of Directors during 2003.

AUDIT COMMITTEE REPORT

On January 29, 2004, the Board of Directors adopted a new written charter, as described on page 7, for the Audit Committee.  The charter is attached as Exhibit A.  As required by the Charter, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process has:

•              reviewed and discussed the fiscal year 2003 audited financial statements with management;

•              discussed with the independent accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

•              reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent accountants any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee’s review of management’s representations, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2003, be included in the corporation’s Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

Aggregate fees billed to the corporation and the bank by PricewaterhouseCoopers LLP, the independent accountants, for services rendered during the years ended December 31, 2003 and December 31, 2002, were as follows:

	Years Ended December 31,
	2003	2002
Audit fees	$108,900	$55,000
Audit related fees	$42,100	$87,627
Tax fees	$105,858	—

Audit fees include services for the audit of the consolidated financial statements.  Audit related fees include, but are not limited to, merger and aquisition assistance and accounting research.  The tax fees include tax planning, compliance, and in 2003, assistance in the conversion of a subsidiary to a limited liability company.

The Audit Committee is currently developing a policy for pre-approval of services provided by the independent auditors.  The policy will require the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit related services, tax services, and other services.  Under the policy, pre-approval will generally be provided for up to one year and any pre-

approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case by case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  The Audit Committee may delegate to the Chairman of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by our independent auditors.  None of the services related to the Audit-Related Fees, Tax Fees, or All Other Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee is comprised of 7 directors, all of whom are considered “independent” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

The policy of the Board of Directors regarding the consideration of whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence is found in the Audit Committee Charter attached as Exhibit A.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by the current members of the Audit Committee.

2003 Committee membership: Max E. Bingaman, Chairman, David R. Dieck, Louis A. Eaton, M. Mitchell Fetterolf, George E. Logue, H. David Padden (joined the Committee in September 2003), Jr., Marlin T. Sierer, Dennis J. Van.   At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Max E. Bingaman; David R. Dieck, M. Mitchell Fetterolf; George Keller; George E. Logue, Jr.; H. David Padden; and Dennis Van.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Report

The Board of Directors has designated a Compensation Committee, a subcommittee of the Personnel and Retirement Committee, which consists of six independent directors. To accomplish the strategic goals and objectives of the corporation, Sun and SunBank engage competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The fundamental philosophy of Sun’s and SunBank’s compensation program is to offer competitive compensation opportunities based on individual contribution and personal performance. The objectives of the committee are to establish a fair compensation policy to govern executive salaries and incentive plans to attract and motivate competent, dedicated and ambitious executives whose efforts will enhance the products and services of Sun and its subsidiaries, the results of which should be improved profitability and subsequent appreciation in the market value of Sun’s shares.

The Compensation Committee does not deem Section 162(m) of the Internal Revenue Code to be applicable to the corporation at this time. The Compensation Committee intends to monitor the future application of Section 162(m) of the IRC to the compensation paid to its executive officers and in the event that this section becomes applicable, it is the intent of the

 Compensation Committee to amend the corporation’s compensation plans to preserve the deductibility of the compensation payable to executive officers under such plans.

The compensation of Sun’s Chief Executive Officer is determined by the committee and is reviewed and approved annually by the Board of Directors. As a guideline for review in determining the CEO’s base salary, the committee uses information found in various surveys based on prevailing industry norms and on asset size within the financial services industry, Pennsylvania and Sun’s market region. National and Pennsylvania peer group banks are utilized because of common industry issues and competition for the same executive talent.

Sun’s performance accomplishments using earnings per share, return on average assets, return on average equity, core deposit growth, quality loan growth and maintaining asset quality, growth of non-interest fee income, net interest income improvement and expense control are reviewed to measure the impact that these criteria are producing to strengthen the organization, improve service and performance capabilities and to grow Sun’s business. There is no current direct correlation between the CEO’s compensation or the CEO’s increase in compensation and any of the noted criteria nor is there any weight given by the committee to any specific individual criteria.  Increases in the CEO’s compensation is based on the committee’s subjective determination after review of all information, including the above, that it deems relevant.

2003 Committee Membership:  Robert A. Hormell, Chairman; George F. Keller, Vice Chairman; Martha A. Barrick; Max E. Bingaman; Stephen J. Gurgovits; and Dennis J. Van.  At the January 29, 2004 Board of Directors meeting, the Board approved the restructuring of the membership of this Committee for 2004 to be:  Martha A. Barrick; Max E. Bingaman; Stephen J. Gurgovits; Robert A. Hormell; George F. Keller; and Dennis Van.

AUDIT COMMITTEE AND COMPENSATION

COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

No member of the Audit or Compensation Committees is an officer, former officer or employee of Sun or any of its subsidiaries.

EXECUTIVE COMPENSATION

The following table sets forth information with regard to the annual compensation for service in all capacities to the corporation and to the bank for the fiscal years ended December 31, 2003, 2002 and 2001 for those persons who were, at December 31, 2003:

•              the chief executive officer; and

•              the other four most highly compensated executive officers of the corporation and of the bank, to the extent that these persons total annual salary and bonus exceeded $100,000.

The column “Other Annual Compensation” shows only perquisites and other personal benefits that do not exceed the lesser of 10% of $50,000 or 10% of total annual salary and bonuses.

SUMMARY COMPENSATION TABLE

				Long Term Compensation
	Annual Compensation (1)			Awards				Payouts
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation(2) $	Restricted Stock Award(s) $		Options/ SARs (3) #	LTIP Payouts $	All Other Compensation (4)(5)(6)(7)(8) $

Robert J. McCormack,	2003	219,116	28,590	3,081	—		10,000	—	19,523
President & CEO	2002	180,176	6,800	3,304	189,600	(9)	10,000	—	14,780
	2001	166,154	5,754	2,002	—		10,000	—	17,000

Gary P. Cook,	2003	149,999	—	4,776	—		2,000	—	14,085
President of Bank Capital Services

Thomas W. Bixler,	2003	113,692	16,827	5,226	—		7,500	—	12,787
Exec. VP/Chief Credit	2002	105,620	3,998	2,023	—		7,500	—	10,617
Officer	2001	102,765	3,522	693			7,500	—	5,273

Maureen M. Bufalino,	2003	109,104	29,341	2,562	—		2,000	—	13,882
Senior VP and Regional	2002	101,099	3,734	817	—		3,000	—	10,482
President of Guaranty Bank	2001	51,495	2,459	537	—		—	—	5,205

Paul H. Rooney, Jr.	2003	102,633	27,476	2,343	—		2,000	—	11,820
Senior VP and Northern	2002	96,600	3,842	5,102	—		3,000	—	8,734
Region President	2001	96,600	1,859	4,750	—		5,000	—	9,790

(1)           Compensation deferred at election of executive includable in category and year earned.

(2)           Includes perquisites and other personal benefits.

(3)           Options granted pursuant to Sun’s 1998 Stock Incentive Plans.

(4)           Includes bank contributions to the 401(k) plan on behalf of Mr. McCormack of $9,523, $5,935, and $8,500 for 2003, 2002 and 2001, respectively.  It also includes bank contributions to the defined contribution plan of $10,000, $9,385, and $8,500 for 2003, 2002 and 2001, respectively.

(5)           Includes bank contributions to the 401(k) plan on behalf of Mr. Cook of $6,346 for 2003.  It also includes bank contributions to the defined contribution plan of $7,739 for 2003.

(6)           Includes bank contributions to the 401(k) plan on behalf of Mr. Bixler of $6,071, $5,094, and $5,279 for 2003, 2002 and 2001, respectively.  It also includes bank contributions to the defined contribution plan of $6,716 and $5,523 for 2003 and 2002.

(7)           Includes bank contributions to the 401(k) plan on behalf of Ms. Bufalino of $6,922, $5,241 and $2,508 for 2003, 2002 and 2001, respectively.  It also includes bank contributions to the defined contribution plan of $6,960, $5,241 and $2,697 for 2003, 2002 and 2001, respectively.

(8)           Includes bank contributions to the 401(k) plan on behalf of Mr. Rooney of $5,268, $3,712 and $4,876 for 2003, 2002 and 2001, respectively.  It also includes bank contributions to the defined contribution plan of $6,552, $5,022 and $4,914 for 2003, 2003 and 2001, respectively.

(9)           In 2002, Mr. McCormack was granted 10,000 restricted shares of the corporation’s common stock of which 2,500 shares shall vest each year during the next four years.  Calculation is based upon closing market price on December 31, 2003, at $18.96.

Qualified Stock Options

The following table sets forth information relating to the corporation’s grants of qualified stock options to the executives named in the preceding table during 2003, pursuant to Sun Bancorp, Inc. 1998 Stock Incentive Plan.

OPTIONS/SARS GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities	% of Total
	Underlying	Options/SARs			Potential Realizable Value of Options at
	Options/SARs	Granted to Employees	Exercise or Base		Expiration Date
Name	Granted (#)(1)	in Fiscal Year	Price ($/sh)	Expiration Date	($)(2)	($)(3)
Robert J. McCormack, President and CEO	10,000	13.01%	23.35	8/01/13	380,347	605,639
Gary P. Cook President of Bank Capital Services	2,000	2.60%	23.35	8/01/13	76,069	121,128
Thomas W. Bixler, Exec. VP/Chief Credit Officer	7,500	9.76%	23.35	8/01/13	285,260	454,229
Maureen M. Bufalino, Senior VP and Regional President of Guaranty Bank	2,000	2.60%	23.35	8/01/13	76,069	121,128
Paul Rooney Senior VP and Northern Region President	2,000	2.60%	23.35	8/01/13	76,069	121,128

(1)           Options were granted under the Sun Bancorp, Inc. 1998 Stock Incentive Plan.

(2)           Assumed appreciation at a 5% compounded annual rate for 10 years.

(3)           Assumed appreciation at a 10% compounded annual rate for 10 years.

The following table sets forth information relating to the exercise of and year end value of qualified stock options granted to the executives named above.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In- The-Money Options/SAR at Fiscal year End ($)(1) Exercisable/Unexercisable

Robert J. McCormack, President and CEO	—	—	44,050/10,000	58,300/0
Gary P. Cook President of Bank Capital Services	—	—	0/2,000	0/0
Thomas W. Bixler Exec. VP/Chief Credit Officer	—	—	19,000/7,500	27,815/0
Maureen M. Bufalino, Senior VP and Regional President of Guaranty Bank	—	—	10,500/2,000	15,975/0
Paul Rooney Senior VP and Northern Region President	—	—	17,150/2,000	28,410/0

(1)  Based on December 31, 2003 closing price of $18.96.

EQUITY COMPENSATION PLAN TABLE

The following table summarizes our equity compensation plan information as of December 31, 2003.  Information is included for both equity compensation plans approved by the corporation’s shareholders and equity compensation plans not approved by the corporation’s shareholders.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by the corporation’s shareholders	426,934		$24.03	362,563
Equity compensation plans not approved by the corporation’s shareholders	10,000	(1)	—	—
Totals	437,934		$24.03	362,563

(1)           In 2002, the corporation granted Robert J. McCormack, President and Chief Executive Officer of the corporation, 10,000 shares of restricted common stock, which will vest equally over the next four years pursuant to a Restricted Common Stock Grant Agreement.

(2)           The corporation has granted approximately 133,944 options and 59,531 options to purchase shares of common stock pursuant to its 1998 Employee Stock Purchase Plan and 1993 Employee Stock Purchase Plan, respectively.

1998 Stock Incentive Plan

Sun maintains a Stock Incentive Plan that was approved by the shareholders at the 1998 annual meeting.  The purpose of the plan is to advance the development, growth and financial condition of Sun and its subsidiaries through participation in the appreciation of capital stock of the corporation in order to secure, retain and motivate personnel responsible for the operation and management of Sun and its subsidiaries.  Both qualified and non-qualified options may be issued under terms of the plan.

A committee of independent directors administers the Stock Incentive Plan.  Persons eligible to receive awards under the plan are those key officers and other management employees of the corporation and its subsidiaries as determined by the committee.

1998 Independent Directors Stock Option Plan

Sun also maintains the 1998 Independent Directors Stock Option Plan which was approved by the shareholders at the 1998 annual meeting.  The 1998 Independent Directors Stock Option Plan was established to advance the development, growth and financial condition of the corporation and its subsidiaries, by providing an incentive, through participation in the appreciation of the capital stock of the corporation, and thereby securing, retaining and motivating members of the corporation’s Board of Directors who are not officers or employees of the corporation or its subsidiaries.  A committee of directors administers the 1998 Independent Directors Stock Option Plan.  The purchase price of a share of common stock subject to a stock option is the fair market value of the common stock on the date of grant, as determined under the plan.

Sun Defined Contribution Plan

On August 6, 1990, Sun’s Board adopted a Defined Contribution Plan and made it available to all eligible employees of SunBank.

Under the plan, a minimum of five percent of the employee’s wages will be paid by SunBank and deposited in the plan for the eligible employee at the end of each calendar year. No contribution on the part of the employee is required or permitted. The employee may choose to invest Sun’s contribution in any of the investment options available under Sun’s 401(k) Plan, discussed below. After completion of five years of active service, the employee will be vested in Sun’s contributions made to the plan on his/her behalf.

To be eligible to participate in the plan, an employee must be twenty-one years of age and must work one continuous year in which the employee has worked one thousand hours. After completing the eligibility requirements, the employee enters the plan on January 1, or July 1, whichever date comes first. Non-employee directors of Sun and its subsidiaries are not eligible to participate in the Defined Contribution Plan.

Normal retirement is age sixty-five, but early retirement may be elected by an employee who has reached age fifty-five and has completed five years of service. After becoming vested, the employee may choose to take a lump sum distribution or an annuity at retirement, disability, termination or death. Payment of benefits upon termination will be made after the year-end valuation that follows the employee’s termination date. No loans or withdrawals are permitted from the plan. Each employee’s benefit is solely determined by the number of years that the employer has contributed to the plan and the results of the employee’s investment choices.

For the executive officers named in the cash remuneration table reported on page 12, the estimated annual pension benefit upon retirement at age sixty-five pursuant to the benefits from the plan is $10,000 for Mr. McCormack, $7,739 for Mr. Cook, $6,716 for Mr. Bixler, $6,960 for Ms. Bufalino, and $6,552 for Mr. Rooney.  This estimated benefit does not take into consideration any future increases in the officer’s base compensation rate, or the return on the employee’s investment in the plan, and is a life income ten year certain benefit and would be actuarially reduced for a fifty percent joint and survivor annuity to the officer and his spouse.

Sun 401(k) Plan

Effective January 1, 1990, Sun adopted and made available to eligible employees of SunBank, a profit sharing-savings plan for which SunBank is the trustee. The plan is intended to comply with the requirements of Section 401(k) of the Internal Revenue Code and is subject to the Employee Retirement Income Security Act of 1974, as amended. Employees of Sun’s subsidiaries become eligible to participate in the plan on January 1st following their employment and eighteenth birthday. The participating employees may elect to have from two percent to one hundred percent of their gross pay up to IRS limits, as defined in the plan, contributed to the plan. Sun’s Board will make a determination at the end of each quarter, subject to profitability, if a match will be approved. Under the Tax Reform Act, the maximum amount of elective contributions that could be made by a participant, during 2001, was ten thousand five hundred dollars, the amount that can be contributed in 2002 will be eleven thousand dollars and the amount that can be contributed in 2003 will be twelve thousand dollars. All officers and employees of SunBank, including the officers named in the Summary Compensation Table, are eligible to participate in the plan.  Non-employee directors of Sun and its subsidiaries are not eligible to participate in the plan.

All elective contributions are immediately one hundred percent vested; however, matching contributions by the participant’s employer are vested only after the employee has completed three years of active service for the employer. Participants may direct the investment of elective contributions in a choice of several types of funds, including a money market fund, bond fund, growth fund, growth and income fund, as well as the purchase of Sun common stock. All benefits payable under the plan may be paid in a lump sum or an annuity upon a participant’s retirement, disability, termination of employment or death. A participant may also elect to receive benefits at the age of fifty-five upon early retirement and withdrawal from the plan is permitted in case of immediate financial hardship.

Supplemental Income Plan

In December 1992, Sun’s Board approved a non-qualified Supplemental Income Plan retroactive to January 1, 1990. It was designed for the purpose of retaining talented executives and to promote in these executives a strong interest in the long-term, successful operation of the corporation.

Three executives from SunBank participate in this plan. Each annual contribution is carried on SunBank’s records in the participant’s name and credited on December 31st of each calendar year. Interest is based on the prior year’s average rate received on federal funds sold. No contribution on the part of the employee is required or permitted. Contributions cease at termination, death, retirement or disability. The Plan is an unfunded plan and is subject to the general creditors of the corporation.

Normal retirement is at age sixty-five but early retirement may be elected by an employee who has reached age fifty-five and completed five years of service. At retirement, termination, disability or death, the participant will receive an annual benefit for ten years. Any portion of the year will be pro-rated. The corporation reserves the right to accelerate the payment.

The future estimated benefit does not take compensation into consideration and the amount credited to the individuals is included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Contracts with Change of Control Provision

Sun Bancorp and SunBank entered into a three (3) year employment agreement with Robert J. McCormack on October 31, 2002 that became effective on the same date.  The agreement reflects Mr. McCormack’s positions with Sun Bancorp and SunBank; he is President and Chief Executive Officer of both.  The Agreement contains an evergreen renewal provision; unless previously terminated or unless notice of intention not to renew is given by either party, the employment agreement renews for an additional year at the end of every contract year, maintaining a three year employment period.

The agreement provides for termination with or without cause.  If the agreement terminates for cause, all of Mr. McCormack’s rights under the agreement cease as of the effective date of termination.  If terminated without cause, the agreement provides for the following: a severance payment equal to three (3) times Mr. McCormack’s annual base salary, payable in thirty-six equal (36) monthly installments; and continuation of health, accident, life and disability insurance benefits for thirty-six (36) months or until Mr. McCormack secures substantially similar benefits through other employment, whichever occurs first.

Under the agreement, Mr. McCormack may resign for good reason.  If he resigns for good reason, the agreement provides for a severance payment equal to one (1) times Mr. McCormack’s annul base salary, which shall be payable in twelve (12) equal monthly installments.  In addition, he receives continuation of all health, accident, life and disability insurance benefits for twelve (12) months or until Mr. McCormack secures substantially similar benefits through other employment, whichever occurs first.  If Mr. McCormack is ineligible to receive such benefits because he is no longer an employee, he receives a dollar amount equal to the cost to him of obtaining such benefits or substantially similar benefits.  In order to receive the severance payment and benefits provided if he resigns for good reason, Mr. McCormack must execute a general release in favor of Sun Bancorp, SunBank and their subsidiaries and affiliates.

If Mr. McCormack resigns his employment within one hundred eighty days (180) (or is involuntarily terminated) of any change in control of Sun Bancorp and/or SunBank, the agreement provides for a severance payment in the amount of three (3) times Mr. McCormack’s annual base salary and continuation of all health, accident, life and disability insurance benefits for three (3) years.  If benefits cannot be continued because Mr. McCormack is no longer an employee, he receives payment of an amount equal to the cost to him of obtaining such benefits or substantially similar benefits.

The agreement also contains a restrictive covenant, precluding Mr. McCormack from competing against Sun Bancorp, SunBank or their subsidiaries or affiliates and from soliciting their customers and employees.  The restrictive covenant applies for one (1) year following termination of employment if Mr. McCormack voluntarily terminates his employment without good reason.  The restrictive covenant applies for two (2) years following termination of employment if Mr. McCormack terminates his employment for good reason or he is terminated for cause.  If Mr. McCormack is terminated without cause, whether following a change in control or absent a change in control, the restrictive covenant applies for three (3) years following termination of employment.  If the contract is not renewed, the restrictive covenant expires upon the effective date of termination of employment.

Finally, the agreement provides that in the event that the agreement or Mr. McCormack’s employment under the agreement is terminated, Mr. McCormack will resign as a director of Sun Bancorp, SunBank or any of their affiliates or subsidiaries, if he is then serving as a director of such entities.

Sun Bancorp and SunBank entered into a three (3) year agreement with Gary P. Cook on December 17, 2002 that became effective on the same date

The agreement provides for termination with or without cause.  If the agreement terminates for cause, all of Mr. Cook’s rights under the agreement cease on the effective date of the termination.  If he is terminated without cause, the agreement provides that Mr. Cook will receive his annual base salary, payable in substantially equal installments on regular paydays, for the remainder of the employment period under the agreement.

The agreement also contains a restrictive covenant, precluding Mr. Cook from competing against Sun Bancorp, SunBank or any of their subsidiaries, affiliates, or from soliciting their employees or customers.  If Mr. Cook’s employment is terminated under this agreement, other than for cause, then the restrictions shall only apply during the remainder of the employment period, while Mr. Cook receives his annual base salary for the remainder of the employment period.  The restrictive covenant applies until the second anniversary date of the effective date of the termination.

Finally, the agreement provides that in the event that the agreement or Mr. Cook’s employment under the agreement is terminated, Mr. Cook will resign as a director of Sun Bancorp, SunBank or any of their affiliates or subsidiaries, if he is then serving as a director of any such entities.

Sun Bancorp and SunBank entered into a two (2) year employment agreement with Thomas W. Bixler on November 3, 2002 that became effective on the same date.  The term of the employment agreement automatically extends for a one (1) year period at the end of the initial term, unless either party gives written notice of non-renewal or the agreement is previously terminated.

The agreement provides for termination with or without cause.  If the agreement terminates for cause, all of Mr. Bixler’s rights under the agreement cease on the effective date of the termination.  If he is terminated without cause, the agreement provides for a severance payment equal to two (2) times Mr. Bixler’s annual base salary, payable in twenty-four (24) equal monthly installments.  In addition, Mr. Bixler receives a continuation of all health, accident, life and disability insurance benefits for twenty-four (24) months or until he secures substantially similar benefits through other employment, whichever occurs first.

Under the agreement, Mr. Bixler may also resign for good reason.  If he resigns for good reason, the agreement provides for a severance payment equal to one (1) times his annual base salary, payable in twelve (12) equal monthly installments.  In addition, Mr. Bixler receives a continuation of all health, accident, life and disability insurance benefits for twelve (12) months or until he secures substantially similar benefits through other employment, whichever occurs first.  If Mr. Bixler is not eligible for those benefits because he is no longer an employee, he receives a dollar amount equal to the cost to him of obtaining such benefits or substantially similar benefits.  In order to receive the severance payment and benefits provided if he resigns for good reason, Mr. Bixler must execute a general release in favor of Sun Bancorp, SunBank and their subsidiaries and affiliates.  If Mr. Bixler is involuntarily terminated within twelve (12) months following a change in control of Sun Bancorp and/or SunBank, the agreement provides for a lump sum severance payment equal to two (2) times Mr. Bixler’s annual base salary and continuation of all health, accident, life and disability and insurance benefits for a period of two (2) years or until Mr. Bixler secures substantially similar benefits through other employment, whichever occurs first.  In the event that Mr. Bixler is not eligible for such benefits because he is no longer an employee, he receives a dollar amount equal to the cost to him of obtaining such benefits or substantially similar benefits.

The agreement also contains a restrictive covenant, precluding Mr. Bixler from competing against Sun Bancorp, SunBank or any of their subsidiaries, affiliates, or from soliciting their employees or customers.  If Mr. Bixler voluntarily terminates his employment, with or without good reason, or his employment is terminated for cause, the restrictive covenant applies for one (1) year following termination of employment.  The restrictive covenant applies for two (2) years following termination of employment if Mr. Bixler is involuntarily terminated without cause, whether following a change in control or absent a change in control.  If Mr. Bixler’s employment is terminated following non-renewal of his employment agreement, the restrictive covenant expires on the effective date of termination of employment.

Finally, the agreement provides that in the event that the agreement or Mr. Bixler’s employment under the agreement is terminated, Mr. Bixler will resign as a director of Sun Bancorp, SunBank or any of their affiliates or subsidiaries, if he is then serving as a director of any such entities.

Change of Control Agreement

On May 31, 2001, Sun entered into a three-year change of control agreement with Maureen M. Bufalino, Senior Vice President and Regional President of Guaranty Bank, for the purpose of focusing our executive on the interests of the shareholders should a change in control of Sun occur.  A “change of control” is defined as:

•      An acquisition of 40% or more of Sun’s outstanding voting securities;

•      A change in the majority of Directors of the corporation within a 2 year period, unless such change is approved by the incumbent Directors;

•      Execution of an agreement providing for a sale of substantially all assets to an entity that is not a direct or indirect subsidiary of Sun; and

•      Execution on an agreement providing for a reorganization, merger, consolidation or similar transaction unless the Sun shareholders will initially own securities representing a majority of the voting power of the resulting corporation and Sun directors will represent a majority of the directors of the surviving corporation.

The agreement with Ms. Bufalino provides for:

•      A severance payment in the amount of 2 times the annual compensation in a lump sum payment; and

•      A supplement payment in lieu of benefits calculated for compensation or benefits continued throughout the duration of the severance period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The corporation and the bank have not entered into any material transactions, proposed or consummated, with any director or executive officer of the corporation or the bank, or any associate of the foregoing persons, with the exception of that disclosed below.  The corporation and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the corporation and the bank and their associates on comparable terms with similar interest rates as those prevailing from time to time for other bank customers.

The corporation and the bank have a contract to outsource their core processing to Customer Service Center, LLC, the wholly-owned subsidiary of FNB Corporation.  The corporation pays $110,000 per month to Customer Service Center for this function.

Total loans outstanding from the bank at December 31, 2003, to the corporation’s and the bank’s officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more amounted to $8,900,000 or approximately 11.2% of the bank’s total equity capital.  The bank made these loans in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features.  The aggregate amount of indebtedness outstanding as of the latest practicable date, March 5, 2004, to the above-described group was $10,212,072.

ELECTION OF DIRECTORS

Qualification and Nomination of Directors

Section 1 of Article II of the corporation’s bylaws authorizes the number of directors to be not less than six (6) nor more than twenty-five (25).  The bylaws provide for three classes of directors with staggered three (3) year terms of office.  The Board of Directors may, from time to time, fix the number of directors and their respective classifications.  Under the bylaws, each director must hold at least 150 shares of common stock.

The Board of Directors nominated the nine (9) persons named below to serve as Directors on staggered terms of office until the 2007 annual meeting of shareholders or until their earlier death, resignation, or removal from office.  All of the nominees are presently members of the Board of Directors and all have consented to serve another term as a director if re-elected.  If any of the nominees should be unavailable to serve for any reason, pursuant to Section 4 of Article II of the corporation’s bylaws, a majority of the Board of Directors then in office may fill the vacancy until the expiration of the term of the class of directors to which he or she was appointed.

In accordance with Section 3 of Article II of the corporation’s bylaws, the Board of Directors is divided into three (3) classes whose terms expire at successive annual meetings.   Therefore, the corporation maintains a classified board with staggered three (3) year terms of office.

The proxy holders intend to vote all proxies for the election of each of the nine (9) nominees named below, unless you indicate that your vote should be withheld from any or all of them. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation or retirement.

The Board of Directors proposes the following nominees for election as Directors at the annual meeting:

•              Max E. Bingaman – one year term expiring in 2005

•              Sidney M. Palmer – one year term expiring in 2005

•              Martha A. Barrick – two year term expiring in 2006

•              Daniel R. Geise – two year term expiring in 2006

•              John W. Rose – two year term expiring in 2006

•              Stephen J. Gurgovits – three year term expiring in 2007

•              Robert A. Hormell – three year term expiring in 2007

•              Robert J. McCormack – three year term expiring in 2007

•              H. David Padden – three year term expiring in 2007

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE NINE NOMINEES LISTED ABOVE AS DIRECTORS.

INFORMATION AS TO NOMINEES AND DIRECTORS

Set forth below is the principal occupation and certain other information regarding the nominees and other directors whose terms of office will continue after the annual meeting.  References to service on the Board of Directors refers to Snyder County or Watsontown only prior to 1982 and to Snyder County, Watsontown and the corporation since 1982, unless specifically otherwise stated. The Board of Directors of Snyder County and Watsontown were consolidated under a common charter with the title of SunBank.  You will find information about their share ownership on pages 28, 29, and 30.

NOMINEES FOR DIRECTOR

MARTHA A. BARRICK, age 62, Broker/Owner of Coldwell Banker/Penn One Real Estate, Inc. in Lewisburg, Pennsylvania. Ms. Barrick serves as a director of Evangelical Community Hospital located at Lewisburg, Pennsylvania, the Union County Housing Forum. She is past President of the Union County Chamber of Commerce and the Union County Industrial Development Corporation. Ms. Barrick is very active in many professional realtor affiliations and has been the recipient of numerous professional and public service awards. She has served on the Boards of the corporation and SunBank since 2001 and her term as a director expires in 2006. She serves on the Personnel and Retirement and the Nominating Committees.

MAX E. BINGAMAN, age 68, President since 1969 of Bingaman and Son Lumber Company, Inc., supplier of hardwood lumber to the furniture and cabinet industry.  Mr. Bingaman serves as a director of the Pennsylvania Forest Products Association of Pennsylvania, the Bethesda Treatment Center, a privately operated program for troubled youth, located in Milton, a trustee of Sunbury Community Hospital & Outpatient Center, and he serves as a member of the Board of Associates of Messiah College at Grantham, Pennsylvania.  He has served on the Boards of the corporation and SunBank since 1983 and his term as a director expires in 2005. He serves on the Audit, Executive, Governance and Nominating and Personnel and Retirement Committees.

DANIEL R. GEISE, age 49, is the President of Mid Penn Insurance Associates incorporated under Sun Bancorp since April 2003, and Executive Vice President of the corporation.   Mr. Geise is a director/chair of Junior Achievement Northeast Leadership Council.  He has served on the corporation’s Board since May 2003.  He serves on the Long Range Planning/M&A Committee.  Mr. Geise’s term as a director expires in 2006.

STEPHEN J. GURGOVITS, age 60, President and C.E.O. of FNB Corporation. Mr. Gurgovits is a director of FNB Corporation, First National Bank of Pennsylvania, Regency Finance Corporation, Jamestown Paint Company and Sharon Regional Health System. He has served on the corporation’s Board since 1997 and SunBank’s Board since 2000 and his term as a director expires in 2007. He serves on the Executive, Personnel and Retirement and the Governance and Nominating Committees.

ROBERT A. HORMELL, age 56, Assistant Director of the Susquehanna Economic Development Association - Council of Governments (SEDA-COG) which provides management of economic and community development for an eleven-county organization in central Pennsylvania. Mr. Hormell is President of the Central Pennsylvania Forum for the Future, a member of the PHI Board of Trustees, a director of the Warrior Run Community Corporation, FOCUS Central Pennsylvania and the SEDA-COG Housing Investment Corporation. He has served on the corporation’s Board since 1994 and SunBank’s Board since 1991 and his term as a director expires in 2007. He serves on all the Board Committees of the corporation other than the Audit Committee.

ROBERT J. McCORMACK, age 43, is President and Chief Executive Officer of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  Mr. McCormack has 20 years of financial services experience with extensive expertise in commercial lending, credit policy and sales management.  He has served in senior lending roles with CoreStates and First Union.  Mr. McCormack joined Sun in 1998 as Senior Vice President and Senior Loan Officer.  In 2000, he was named President and Chief Operating Officer, and was promoted to President and Chief Executive Officer in April of 2001.  Mr. McCormack is a graduate of Alvernia College, Reading, PA, and holds a B.S. in Accounting.  He is actively involved in community affairs through the local United Way, local Chambers of Commerce, and various economic development organizations.  Mr. McCormack is the Treasurer of the Central Pennsylvania Forum for the Future.  He is a director of Economics Pennsylvania Board, Hemlock Girl Scout Council, the Junior Achievement Northeast Leadership Council, the Pennsylvania Bankers Association Service Company Board, and the Union County Industrial Authority Board.  He serves on all the Board Committees, except the Audit Committee, the Governance and Nominating Committee, Personnel and Retirement Committee, and the Compensation Committee of the corporation.  Mr. McCormack’s term as a director expires in 2007.

H. DAVID PADDEN, age 50, is the founder, managing partner and a director of Padden, Guerrini & Associates, P.C., a certified public accounting firm in Camp Hill, Pennsylvania.  He is a director of Padden Guerrini & Associates, PC.  He has served on the corporation’s Board since September 2003.  Mr. Padden’s term as a director expires in 2006.  He serves on the Audit Committee.

SIDNEY M. PALMER, age 76, is Chairman of Sentry Trust Company’s Board of Directors, incorporated under Sun Bancorp, Inc. since February 27, 2004.  He has over 29 years of financial services experience and is the Founding Chairman of Sentry Trust Company.  Prior to his involvement in Sentry Trust Company, Mr. Palmer was President of Valley Bank and Trust Company until his retirement in 1995.  During his career, he also managed the bank’s trust and financial services department.  He is a graduate of Gettysburg College with a BA degree in Economics and a Masters of Science in Business Administration from the University of Pennsylvania, Wharton School of Finance.  Mr. Palmer has served on many community boards and presently is a member of the Capitol Theatre Foundation Board of Directors as well as the Sentry Trust Company Board.  Mr. Palmer’s term as a director expires in 2005.  He serves on the Long Range Planning/M&A Committee.

JOHN W. ROSE, age 54, is president of McAllen Capital Partners in Hermitage, Pennsylvania.  Mr. Rose is a director of FNB Corporation.  Mr. Rose has served in leadership positions with financial services companies, including FNB Corporation, Bay View Capital Corporation in San Mateo, California, Livingston Financial Group and ABN/LaSalle National Bank in Chicago.  He is a director of FNB Corporation, Bay View Capital Corporation, Jacksonville Bancorp, Coastal Credit Corporation and Lifeline Shelters Inc.  He has served on the corporation’s Board since September 2003 and SunBank’s Board since September 2003.  Mr. Rose’s term as a director expires in 2006.  He serves on the Governance and Nominating and the Long Range Planning/M&A Committees.

DIRECTORS CONTINUING IN OFFICE

MAUREEN M. BUFALINO, age 40, Senior Vice President of the corporation and SunBank and Regional President of Guaranty Bank, incorporated as SunBank, from 2001 to current.  Prior to Sun’s acquisition, Mrs. Bufalino served as President and Chief Executive Officer of Guaranty Bank.  A graduate of Kings College, she is active in charitable and economic development organizations in the Wilkes-Barre area.  Mrs. Bufalino currently serves as chairman of the Catholic Youth Center, Vice Chairman and Secretary of City Vest and a director of the Greater Wilkes Barre Chamber of Commerce, the Osterhout Free Library, Catholic Social Services, the F.M. Kirby Center for the Performing Arts and the Greater Wilkes-Barre Industrial Fund.  She is also a member of the King’s College President’s Council, Leadership Wilkes Barre and the Penn State Wilkes Barre Campus Advisory Board.  She has served on the Boards of the corporation and SunBank since May 31, 2001 and she serves on the Executive and Long Range Planning/M & A Committees.  Ms. Bufalino’s term as a director expires in 2005.

DAVID R. DIECK, age 70, President and co-owner of Lancaster Laundry, Inc., Lancaster, Pennsylvania, since July 1, 1990.  He is a former Vice President and co-owner of Valley Glass Company of Sunbury, Pennsylvania, and a former partner in Valley Realty Company having sold his interest in both businesses as of June 30, 1990.  Mr. Dieck was employed by Brush Industries in Sunbury, Pennsylvania, for thirty four years serving in various capacities including Treasurer and General Manager and left that company in 1985.  He has served on the Boards of the corporation and SunBank since 1987 and he serves on the Audit and Nominating Committees.  Mr. Dieck’s term as a director expires in 2005.

LOUIS A. EATON, age 82, was a Sales Engineer since 1981 for Dorsey Trailers, Inc., a manufacturer and distributor of truck trailers and retired on December 31, 1986. He has served in various capacities with Dorsey Trailers, Inc. (formerly Trailco Manufacturing and Sales Co., Inc.) since 1947. He has served on the corporation’s Board since 1982 and SunBank’s Board since 1979 and he serves on the Audit and Nominating Committees. Mr. Eaton’s term as a director expires in 2005.

M. MITCHELL FETTEROLF, age 47, Vice President of Fetterolf Group, Inc. of Somerset, Pennsylvania since 1985. He is a director of Mid-Continent Insurance Company of Somerset, Pennsylvania, and is Managing Partner of Woodbine Properties, a Pennsylvania General Partnership. He has served on the Boards of the corporation and SunBank since 2001 and his term as a director expires in 2007. He serves on the Audit and Executive Committees.

GEORGE F. KELLER, age 70, Chairman, Chief Executive Officer and member of the Board of Keller Marine Service, Inc., a wholesale distributor of marine products. He is a past President of the National Marine Distributors Association and past President of the Warehouse Distributor Association in the RV Industry. In 1996, Mr. Keller received the Jim Barker Memorial Award, a life time achievement award, “in grateful recognition for his contribution of leadership and service to the RV After Market Industry.” Mr. Keller serves as a director of the Salvation Army, the Susquehanna Economic Development Association—Council of Governments (SEDA-COG) and a past Regional Vice President and Director of the Central Susquehanna Valley Chamber of Commerce. He has served on the corporation’s Board since 1982 and SunBank’s Board since 1967 and served as Chairman of the Boards of the corporation and SunBank from 1997 to 2000 and he serves on the Executive, Long Range Planning/M&A, Personnel and Retirement and Governance and Nominating Committees. Mr. Keller’s term as a director expires in 2005.

GEORGE E. LOGUE, JR., age 45, Vice President of Glenn O. Hawbaker, Inc. of State College, Pennsylvania since 1998, being responsible for the North Central Region’s construction activities. He is a director and vice president of the Pennsylvania Utility Contractors Association, director of Susquehanna Builders and Contractors, partner in Creekside Partnership, Cascade Partnership, Wallis Run Partnership and Turkey Run Properties, LP all involved in real estate/development, and President of Logue Resources Ltd., which owns real estate and quarry properties.  In 2000, Mr. Logue was recognized as the Pennsylvania Utility Contractor of the year.  He has served on the Boards of the corporation and SunBank since 2001 and his term as a director expires in 2006.  He serves on the Audit and Governance & Nominating Committees.

DENNIS J. VAN, age 57, President and owner of The Colonial Furniture Company, a manufacturer of quality home furniture located in Freeburg, PA. Mr. Van is a past director and past president of the Susquehanna Valley Country Club. He is a director of Colonial Furniture Company.  He has served on the corporation’s Board since 1994 and SunBank’s Board since 1990 and he serves on the Audit, Executive, Long Range Planning/M& A, Personnel and Retirement and Governance and Nominating Committees. Mr. Van’s term as a director expires in 2005.

ADDITIONAL INFORMATION REGARDING THE
CORPORATION’S EXECUTIVE OFFICERS

ROBERT J. McCORMACK, age 43, is President and Chief Executive Officer of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank. (See Mr. McCormack’s Biography on page 23).

THOMAS W. BIXLER, age 52, is Executive Vice President/Chief Credit Officer of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  Mr. Bixler has over 27 years of lending experience.  Mr. Bixler is a commercial lending instructor and case facilitator at the Pennsylvania Bankers Association’s Commercial School of Lending and Advanced School of Banking at Bucknell University.  He has served as an Adjunct Professor at the Pennsylvania College of Technology, where he taught classes in Business Management and Strategic Planning and Finance.  Mr. Bixler joined Sun in 2000.  He is responsible for the lending function for the entire bank.  He received his B.A. from Bloomsburg University and his M.S.B.A. from Bucknell University.  Mr. Bixler is actively involved with the Williamsport/Lycoming Industrial Properties Corporation, as well as the Lycoming County United Way and Hope Enterprises.

DANIEL R. BOWER, age 51, Senior Vice President and Head of Bank Operations of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  He began employment at SunBank in November 2000.  Previously, Mr. Bower was employed by the former Keystone Financial Bank for 27 years, primarily in the Operational and Cash Management units.  Mr. Bower served in the U.S. Army from 1972 to 1974.

MAUREEN M. BUFALINO, age 40, Senior Vice President of the corporation and SunBank and Regional President of Guaranty Bank, incorporated as SunBank, from 2001 to current.  (See Ms. Bufalino’s Biography on page 24).

GARY P. COOK, age 55, is President of Bank Capital Services/Senior Vice President of SunBank. From 1995 to 2003, he served as President of Bank Capital Services prior to its affiliation with SunBank.

DANIEL R. GEISE, age 49, is the president of Mid Penn Insurance Associates incorporated under Sun Bancorp since April 2003, and Executive Vice President of the corporation.   (See Mr. Geise’s Biography on page 22).

WILMER D. LEINBACH, age 63, is Executive Vice President and Chief Financial Officer of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  In 1992, Mr. Leinbach founded W.D. Leinbach & Co., Inc., a financial services management consulting firm specializing in financial management and control, multiple level risk assessment, performance measures, customer and account profitability, and transfer pricing.  He also served as Director of Finance and Chief Financial Officer of Merrill Lynch’s Capital Markets Group and as Chief Financial Officer with First Fidelity Bank.   He is responsible for controllership, financial planning and budgeting, customer and unit profitability and asset/liability management functions within the organization.  Mr. Leinbach is a graduate of The Pennsylvania State University and holds a B.S. in Accounting and an M.B.A.  In addition, he is a Certified Public Accountant in New York and New Jersey.

SANDRA J. MILLER, age 44, is Executive Vice President/Chief Banking Officer of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  Mrs. Miller has over 20 years of financial services experience including tenure with Keystone Financial, Inc. and Federated Investors.  Mrs. Miller has expertise in marketing, including segmentation analysis and application, strategic marketing planning, branding and communications.  She is responsible for delivery of customer relationship management including sales results, customer retention and satisfaction, and customer profitability; marketing; human resources and electronic banking.  She is a graduate of West Virginia University.  She is currently attending the American Bankers Association Stonier Graduate School of Banking.

CHARLES E. NELSON, age 53, is President/CEO of Sentry Trust Company, which was acquired by Sun Bancorp on February 27, 2004.  Mr. Nelson has over 28 years of financial and banking experience and is the Founding President and CEO of Sentry Trust Company.  He earned his CFP (Certified Financial Planning) designation in 1986 and in 1994 his Master of Science degree in Financial Planning through the College of Financial Planning.  Mr. Nelson serves on the The Chambersburg YMCA Board of Trustees, Penn State Mont Alto Advisory Board, Menno Haven/Penn Hall Retirement Community Board of Directors and the Board of Directors of Sentry Trust Company.  Mr. Nelson is also President of the Capital Theatre Foundation

JAMES P. RADICK, age 41, is Senior Vice President of Finance of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  Mr. Radick was the chief financial officer and treasurer of NSD Bancorp, Inc. and its wholly owned subsidiary, NorthSide Bank.  He received his B.S. in Accounting from Grove City College.  He holds a Chartered Bank Auditor Certification.  In addition, he is a Certified Bank Auditor and a licensed title insurance agent.  He is the former Second Vice President of Group 7 and 8 of the Pennsylvania Banker’s Association.

JOHN M. REBER, age 37, is Vice President of Risk Management/Loan Review Manager of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  Mr. Reber began employment at Sun in February 1993.  He is responsible for the risk management function, including loan review, internal audit and compliance. Mr. Reber is a graduate of Bloomsburg University, and a graduate of Leadership Susquehanna Valley.

PAUL H. ROONEY, JR., age 54, is Senior Vice President and Regional President of the Northern Region of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  Mr. Rooney began employment at Sun in 1999.  Mr. Rooney has 29 years of banking experience and has served as a division head or regional chief executive officer for several banks that ranged from community banks to large money center banks.  Mr. Rooney is a graduate of St. Francis College with a B.S. in Business Administration and has completed graduate work at Bucknell University.

ANNETTE CAMUSO SARSFIELD, age 42, is Vice President, Human Resources and Marketing of Sun Bancorp, Inc. and its wholly owned subsidiary, SunBank.  She has over 13 years experience in both Human Resources and Marketing and is responsible for the human resource, marketing and payroll departments.  Ms. Sarsfield received her Masters Degree in Human Resource Management and Industrial Relations from St. Francis College and her B.A. in Marketing and Management from Youngstown State University.  She also holds a Professional in Human Resources designation from the Society for Human Resource Management and graduated from the American Bankers Association School of Bank Marketing and Management.

BENEFICIAL OWNERSHIP OF
SUN BANCORP, INC.’S STOCK OWNED BY
PRINCIPAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth, as of March 5, 2004, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the corporation’s outstanding common stock, the number of shares beneficially owned by such person, and the percentage of the corporation’s outstanding common stock owned.  The “beneficial owner” of a security includes any person who directly or indirectly has or shares: voting power, including the power to vote or to direct the voting of the security; and/or investment power, including the power to dispose or direct the disposition of the security.

Name and Address	Shares Beneficially Owned*	Percent of Outstanding Common Stock Beneficially Owned
FNB Corporation 103 Foulk Road Wilmington, DE 19803	1,090,122	14.90%
John D. Moran, Sr. Maureen Moran P.O. Box 365 Wilkes-Barre, PA 18708	553,558	7.57%

*  See footnote (1) to the Security Ownership of Nominees, Directors and Executive Officers’ table on page 28 for the definition of “beneficially owned”.

Share Ownership by the Directors, Officers and Nominees

The following table sets forth, as of March 5, 2004, and from information received from the respective individuals, the amount and percentage of the common stock beneficially owned by each director, each nominee and all officers, directors, and nominees as a group.  All shares are held individually unless otherwise indicated.  The percentage of outstanding stock owned is less than 1%, unless otherwise indicated.

Name	Amount and Nature of Beneficial Ownership of Common Stock as of March 5, 2004(1)	Percentage of Outstanding Corporation Common Stock Owned
Nominees for Election as Directors for 1 Year Terms Expiring in 2005
Max E. Bingaman(2)	31,852	—
Sidney M. Palmer(3)	—	—
Nominees for Election as Director for 2 year Terms Expiring in 2006
Martha A. Barrick(4)	2,511	—
Daniel R. Geise(5)	18,044	—
John W. Rose(6) (18)	—	—
Nominees for Election as Director for 3 year Terms Expiring in 2007
Stephen J. Gurgovits(7) (18)	5,890	—
Robert A. Hormell(8)	23,441	—
Robert J. McCormack(9)	75,207	1.03%
H. David Padden(10)	300	—
Directors Whose Terms Expire in 2005
Maureen M. Bufalino(11)	14,714	—
David R. Dieck(12)	21,435	—
Louis A. Eaton(13)	22,691	—
George F. Keller(14)	196,528	2.69%
Dennis J. Van(15)	49,337	—
Directors Whose Terms Expire in 2006
M. Mitchell Fetterolf(16)	144,076	1.97%
George E. Logue, Jr.(17)	10,085	—
All Executive Officers and Directors as a Group (16 Directors, 5 Officers, 21 persons total) (18)	1,783,192	24.36%

(1)           Securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 5, 2004.  Stated ownership also includes vested but unexercised options that have been granted.  Individuals may disclaim beneficial ownership as to certain of the securities reported.

(2)           Includes 21,335 jointly held by Mr. Bingaman and his spouse; 4,113 shares held by Mr. Bingaman in a 401(k) account; and 6,404 shares of granted but unexercised options.

(3)           No shares are owned.

(4)           Includes 1,574 shares of granted but unexercised options.

(5)           Includes 2,000 shares of granted but unexercised options.

(6)           Mr. Rose owns no shares.  See Footnote #18.

(7)           Includes 5,581 shares of granted but unexercised options.  See Footnote #18.

(8)           Includes 5,339 shares jointly held by Mr. Hormell and his spouse; 3,981 shares held by Mr. Hormell in a Deferred Compensation Plan; and 11,404 shares of granted but unexercised options.

(9)           Includes 2,843 shares in an IRA for Mr. McCormack and 5,803 shares held in a 401(k) account.  Also includes 1,144 shares held jointly by Mr. McCormack and his spouse; 810 shares held jointly with his daughter; 234 shares held jointly with another daughter; 8 shares held jointly with Mr. McCormack and his nephew; 10 shares held jointly by Mr. McCormack and his niece; 54,050 shares of granted but unexercised options; and 10,000 shares of restricted stock.

(10)         Includes 300 shares jointly held by Mr. Padden and his spouse.

(11)         Includes 215 shares held by Ms. Bufalino and her daughter; 213 shares held by Ms. Bufalino and her son; 300 shares held by Ms. Bufalino and another daughter; 150 shares held jointly by Ms. Bufalino and her spouse; 1,136 shares held in a 401(k) account; and 12,500 shares of granted but unexercised options.

(12)         Includes 7,231 shares held by his spouse; and 6,973 shares of granted but unexercised options.

(13)         Includes 7,227 shares of granted but unexercised options.

(14)         Includes 45,318 shares jointly held by Mr. Keller and his spouse; 15,537 shares held by his spouse; 115,796 shares held by Keller Marine Service, Inc.; 2,100 shares in an IRA for Mr. Keller; and 3,184 shares of granted but unexercised options.

(15)         Includes 19,465 shares jointly held by Mr. Van and his spouse; 7,149 shares in an IRA for his spouse; 8,916 shares held by Colonial Furniture Company; 6,368 shares in an IRA for Mr. Van; and 6,404 shares of granted but unexercised options.

(16)         Includes 124,814 shares owned jointly with his spouse; and 2,361 shares of granted but unexercised stock options.

(17)         Includes 2,300 shares in an Individual Retirement Account (IRA); 1,024 shares owned jointly with his spouse; 400 shares in his spouse’s IRA; and unexercised options to purchase 2,361 shares.

(18)         Includes 1,090,122 shares beneficially owned by FNB Corporation.  Mr. Rose is a director of FNB Corporation.  Mr. Gurgovits is the President, CEO and director of FNB Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, requires that the corporation’s officers and directors, and persons who own more than 10% of the registered class of the corporation’s equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of Forms 3, 4 and 5 and amendments thereto received by it, or written representations from certain reporting persons that no Form 5 was required for that reporting person, the corporation believes that during the period from January 1, 2003 through December 31, 2003, its officers and directors were in compliance with all filing requirements applicable to them.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 14, 2002 the Audit Committee dismissed Parente Randolf, P.C. as the corporation’s independent accountants and engaged PricewaterhouseCoopers LLP as the corporation’s independent accountants. The engagement of PricewaterhouseCoopers LLP was ratified by the Board of Directors.

Neither of PricewaterhouseCoopers LLP’s reports on the financial statements for the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified of modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years prior to their dismissal neither of Parente Randolf P.C.’s reports contained an adverse opinion or a disclaimer of opinion, or was qualified of modified as to uncertainty, audit scope, or accounting principles and during such years and through May 14, 2002 there were no disagreements with Parente Randolf P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Parente Randolf P.C., would have caused them to make reference to the subject matter of the disagreement in connection with their report.

During the two most recent fiscal years prior to their engagement and through May 14, 2002 the corporation did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant’s financial statements or any matter that was either the subject of a disagreement or a reportable event as described in paragraph 304 (a)(1)(v).

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the corporation’s proxy statement for its 2005 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Sun Bancorp, Inc. at its principal executive offices, 155 North 15th Street, Lewisburg, PA  17837, not later than Monday, November 22, 2004.  If a shareholder proposal is submitted to the corporation after November 22, 2004, it is considered untimely; and, although the proposal may be considered at the annual meeting, it may not be included in the corporation’s 2004 proxy statement.  Any proposals should be addressed to the Secretary.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the corporation’s common stock against the cumulative total return of Nasdaq and the SNL $500 to $1 billion Bank Index for the period of 5 fiscal years commencing January 1, 1999 and ending December 31, 2003. The graph shows that the cumulative investment return to shareholders, based on the assumption that a $100 investment was made on December 31, 1998, in each of the corporation’s common stock, Nasdaq and the SNL $500 to $1 billion Bank Index, and that all dividends were reinvested in such securities over the past 5 years, the cumulative total return on such investment would be $75.68, $58.53, $73.64, $81.29 and $87.26, respectively.  The shareholder return shown on the graph below is not necessarily indicative of future performance.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Sun Bancorp, Inc.	100.00	75.68	58.53	73.64	81.29	87.46
NASDAQ - Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62
SNL $1B-$5B Bank Index	100.00	91.91	104.29	126.72	146.28	198.92

*Source:  CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2003.

PROPOSALS

1.             ELECTION OF NINE DIRECTORS.

The nominees for election are:

•              Max E. Bingaman – one year term expiring in 2005

•              Sidney M. Palmer – one year term expiring in 2005, nominated by the Board.

•              Martha A. Barrick – two year term expiring in 2006

•              Daniel R. Geise – two year term expiring in 2006

•              John W. Rose – two year term expiring in 2006, nominated by the Board.

•              Robert A. Hormell – three year term expiring in 2007

•              Stephen J. Gurgovits – three year term expiring in 2007

•              Robert J. McCormack – three year term expiring in 2007

•              H. David Padden – two year term expiring in 2007, nominated by the Board.

Each has consented to serve their term as defined above. (See page 21 for more information.)

If any director is unable to stand for re-election, the board may designate a substitute.  The proxy holders will vote in favor of a substitute nominee.  The Board of Directors has no reason to believe the nine (9) nominees for Director will be unable to serve if elected.

Cumulative voting rights do not exist with respect to the election of directors.  The affirmative vote of a majority of the number of shares that constitutes a quorum for the transaction of business at the annual meeting is necessary to elect the director candidates.

2.             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as independent accountants for the examination of its financial statements for the fiscal year ending December 31, 2004.  PricewaterhouseCoopers LLP served as independent accountants for the year ended December 31, 2003.

PricewaterhouseCoopers LLP has advised us that neither the firm nor any of its associates has any relationship with the corporation or its subsidiaries other than the usual relationship that exists between independent accountants and clients.

We expect a representative of PricewaterhouseCoopers LLP to be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

3.             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING.

The Board of Directors knows of no business other than that referred to in the accompanying Notice of Annual Meeting of Shareholders that may be presented at the annual meeting.  However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the proxy holders will vote the proxies in what they determine to be the corporation’s best interests.

LEGAL PROCEEDINGS

In the opinion of the management of the corporation and the bank, there are no proceedings pending that involve the corporation or the bank, which, if determined adversely to them, would have a material effect on their undivided profits or financial condition.  There are no proceedings pending other than ordinary routine litigation incident to the business of the corporation and the bank.  In addition, to management’s knowledge, no government authorities have initiated, threatened to initiate, or contemplated any material legal actions against the corporation or the bank.

ANNUAL REPORT

A copy of the corporation’s annual report for its fiscal year ended December 31, 2003 is enclosed with this proxy statement. A representative of PricewaterhouseCoopers LLP, the independent accountants who examined the financial statements in the annual report, will attend the meeting.  The representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate shareholder questions concerning the annual report.

ADDITIONAL INFORMATION

Upon written request of any shareholder, a copy of the corporation’s annual report on Form 10-K for its fiscal year ended December 31, 2003, including the financial statements, schedules and exhibits, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, may be obtained, without charge by:  writing to Chief Financial Officer, Sun Bancorp, Inc., 155 North 15th Street, Lewisburg, Pennsylvania 17837 or via the Internet at www.sunbankpa.com, select Sun Bancorp, Inc., then select the Securities and Exchange Commission link, or visit the SEC’s website at www.sec.gov.

EXHIBIT A
SUN BANCORP, INC.
AUDIT COMMITTEE CHARTER

I.              Authorization

The Audit Committee of Sun Bancorp, Inc. (the “Company”) is a standing committee of the Board of Directors (“Board”) authorized by the Company’s Bylaws.

II.            Purpose

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the fulfillment of the other responsibilities set out herein; and (vi) monitor the Company’s compliance with the Code of Conduct. The report of the Audit Committee required by the rules of the Securities and Exchange Commission (“SEC”) shall be included in the Company’s annual proxy statement.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.  In carrying out its oversight responsibilities, as permitted under the Pennsylvania Business Corporation Law of 1988, as amended, the Audit Committee members are entitled to rely in good faith on the expertise, integrity and knowledge of management, the internal and independent auditors and corporate counsel.

III.           Membership and Structure

The Audit Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the NASDAQ Stock Market and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

All members of the Audit Committee will have a general understanding of finance and accounting practices and each member shall be free of any relationship that, in the opinion of the Board would, under applicable laws and regulations, make the director not independent.  The Board will determine if any member is a “financial expert” as defined by the SEC.

IV.           Authority

The Audit Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to shareholder ratification) and shall approve in advance all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Audit Committee shall consult with management, but shall not delegate these responsibilities.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Audit Committee.  The Company shall provide funding, as determined by the Audit Committee, for payment of compensation to the independent auditors and to any advisors employed by the Audit Committee.  Any communications between the Audit Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Audit Committee will take all necessary steps to preserve the privileged nature of those communications.

The Audit Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Audit Committee.

The Audit Committee may conduct or authorize investigations into any matter, within the Audit Committee’s scope of responsibilities, brought to its attention.

V.            Duties and Responsibilities

The Audit Committee shall have the following duties and responsibilities:

Meetings and Access

•      Meet on a regular basis at least four times each year, including at least once each quarter.  The Audit Committee may hold special meetings upon the call of the Chair of the Committee.  At Committee meetings, a majority of the total members will constitute a quorum.

•      Meet separately, periodically, with management, independent auditors, chief audit executives and any other Company Committees that the Audit Committee determines appropriate.

•      Minutes shall be kept by a member of the Audit Committee or a person designated by the Audit Committee.

•      Regularly report to the Board on the Audit Committee’s activities.

•      Annually review and evaluate its own performance.

•      Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement and Disclosure Matters

•      Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•      Prepare annually a report for inclusion in the Company’s proxy statement relating to its annual shareholders meeting.  In that report, the Audit Committee will state whether it has:  (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as that statement may be modified or supplemented from time to time; (iii) received from the independent auditors written disclosures and the letter required by Independence Standards Board Standard 1, as that standard may be modified or supplemented from time to time, and has discussed with the independent auditors, the independent auditors’ independence.

•      Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

•      Discuss generally the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies to the extent required by applicable law or listing standards. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•      Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (i) any significant deficiencies in design or operation of internal controls or material weaknesses therein and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

•      At least annually prior to the filing of the Audit Report with the SEC (and more frequently if appropriate), review and discuss reports from the independent auditors on, among other things, certain:

•      Critical accounting policies and practices to be used;

•      Alternative treatments of financial information within generally accepted accounting principles;

•      Other material written communications between the independent auditors and management, such as any management letter and the Company’s response to such letter or schedule of unadjusted differences; and

•      Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•      Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•      Review and discuss with management and the independent auditors, at least annually, significant accounting and financial reporting issues, including complex or unusual transactions and judgments concerning significant estimates or significant changes in the Company’s selection or application of accounting principles, and recent professional, accounting and regulatory pronouncements and initiatives, and understand their impact on the Company’s financial statements.

•      Review with management the Audit Committee’s evaluation of the Company’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material noncompliance with such controls and procedures.

•      Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Authorization of the Company’s Whistleblower’s Policy

•      Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Oversight of the Company’s Relationship with the Independent Auditors

•      The independent auditor shall report directly to the Audit Committee;

•      Receive and discuss a report from the independent auditors at least annually regarding:

•      The independent auditors’ internal quality-control procedures;

•      Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

•      Any steps taken to deal with any such issues; and

•      All relationships between the independent auditors and the Company, in order to assess the independent auditors’ independence.

•      Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit and non-audit services in advance. In accordance with such procedures, the Audit Committee shall approve in advance any audit or non-audit services provided to the Company by the independent auditors, all as required by applicable law or listing standards. Pre-approval authority may be delegated to one or more members of the Audit Committee.

•      Review and discuss the scope and plan of the independent audit.

•      Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and the Company’s legal counsel. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (Independence Standards Board Standard No. 1 - “Independence Discussions with Audit Committees.”) The Audit Committee shall present its conclusions to the Board, and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•      Recommend to the Board, policies for the Company’s hiring of employees or former employees of the independent auditors which guidelines shall meet the requirements of applicable law and listing standards.

Oversight of Audit and Risk Review (“ARR”)

The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal accounting controls, financial systems or financial statements, and the accuracy of management reporting and compliance with laws, regulations and Company policy.  As used in this section, the “lead or coordinating auditor” refers to the Company’s internal auditor or if such services are outsourced, to the auditor of the firm primarily responsible for the Company’s internal audit functions.

•      Review and discuss the appointment and replacement of the lead or coordinating auditor.

•      Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•      Review and evaluate the adequacy of the work performed by the lead or coordinating auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•      Review periodically with management and the independent auditors any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

•      Review and discuss the report of the lead or coordinating auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of the Company’s senior management.

•      Review and discuss with management and the independent auditor any correspondence with, or the findings of any examinations by, regulatory agencies, published reports or auditor observations that raise significant issues regarding the Company’s financial statements or accounting policies.

•      Obtain regular updates from management and Company counsel regarding compliance matters and legal matters that may have a significant impact on the financial statements or the Company’s compliance policies.

•      Advise the Board with respect to policies and procedures regarding compliance with the Company’s Code of Conduct including review of the process for communicating the Code of Conduct to Company personnel and for monitoring compliance.

Approved by Board of Directors	January 29, 2004
Adopted by Audit Committee	February 11, 2004

EXHIBIT B
SUN BANCORP, INC.
GOVERNANCE & NOMINATING COMMITTEE CHARTER

I.              Background

The Sun Bancorp, Inc. (“Company”) Board of Directors (“Board”) has determined that the formation of a Governance and Nominating Committee of The Board (“Committee”) is necessary in order to facilitate the creation of rules and regulations regarding the performance and composition of the Board.  The Committee will function as a special advisory committee on matters related to the performance, composition and compensation of the Board, and matters related to the nomination or appointment of Board members and officers of the Board.

II.            Authorization

Pursuant to the Company’s Bylaws, the Board has passed resolutions that authorize the formation of the Committee.  The Committee has the authority to perform the specific duties enumerated in the Charter and, upon the direction or approval of the Board, to undertake other activities on behalf of the Board.

III.           Purpose

The Committee will provide continuing assistance to the Board regarding matters related to the performance, composition and compensation of the Board. The Committee will provide oversight of matters relating to the “Code of Ethics” requirements as defined by the Sarbanes-Oxley Act and SEC rules.

IV.           Composition

The Committee will consist of at least four (4) members of the Company’s Board.  The Board will decide the Chair of the Committee.  No member of the Committee shall have a relationship with the Company that may interfere with the exercise of his/her independent judgment as defined by the NASDAQ listing standards.  The Chair of the Committee may adopt a “Committee of the Chair” approach.

V.            Meeting Procedures

A.            The Chair of the Committee shall conduct the meetings and represent the Committee to the Board of Directors.

B.            The Committee shall meet at least once a year.  Members may attend in person or through conference telephone calls.

C.            The Chair will announce each Committee meeting to the Committee members; and will provide an appropriate notice of Committee meetings prior to each meeting by mailing, electronic mailing or facsimile to Committee members and known interested parties.

D.            The presence of two-thirds of the members of the Committee either in person or by conference telephone call will constitute a quorum for meetings of the Committee.  A majority vote of the Committee shall constitute official action of the Committee.

E.             The Committee Chair shall provide a reasonable opportunity to those requesting to appear before the Committee to provide comment, facts or their views on issues under consideration by the Committee.  Whenever possible, these persons should provide written summaries of their statements to the Committee prior to the time of the meeting.

F.             Robert’s Rules of Order (newly Revised) will govern the meetings of the Committee, except as otherwise provided in the Articles of Incorporation, Bylaws, or this Charter.  The Committee members may suspend, by a majority vote, the procedural rules for the conduct of business as established in this Charter.

VI.           Responsibilities And Duties

The Committee will provide continuing assistance to the Board regarding the appropriate size and composition of the Board of Sun Bancorp, Inc. and all subsidiaries, as well as monitoring and making recommendations regarding the Board’s performance.

A.            Corporate Governance Guidelines

The Board must adopt Corporate Governance Guidelines and the Committee is responsible for implementing, and monitoring compliance with the Guidelines. The Guidelines include matters relating to the “Code of Ethics” requirements as defined by the Sarbanes-Oxley Act and the SEC.  The Committee will make recommendations to the Board, regarding any significant, as deemed by the Board based on its experience, non-compliance or alteration of the Corporate Governance Guidelines.

B.            Nominations

The Committee will evaluate potential nominations to the Board of Directors.

•              Each nominee shall meet the qualifications of Director contained in Article II, Section 2 of the Bylaws.

•              Committee recommendations shall be developed based upon the attributes of the candidates and their potential to meet the goals and objectives of the Board of Directors as articulated in Board policies.

•              Recommendations for nominations shall be made to the Board of Directors.

C.            Size and Composition of the Board

The Committee will make recommendations to the Board regarding the number and compensation of Board members.

D.            Annual Board Evaluation

The Committee will administer the annual self-evaluation by the Board, share the evaluation results with the full Board, and lead Board discussions and analysis regarding such results.

E.             Request for Assistance

The Committee may request reports on matters or subjects related to its authority and duties as described in this Charter.  All employees of the Company will cooperate with any reasonable requests made by the Chairman of the Committee.  The Committee may retain advisors and consultants if the Committee deems that such retention is necessary in order to fulfill the duties of the Committee.

VII.          Charter Amendment

Any member of the Committee may submit amendments to this Charter to the Board.  The Board will immediately circulate any proposed Charter amendments(s) to members of the Committee.  The Board may approve, by a majority vote, amendments to this Charter.

FORM OF PROXY

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 22, 2004

SUN BANCORP, INC.

155 North 15th Street

Lewisburg, Pennsylvania 17837

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the Max E. Bingaman, David R. Dieck, George F. Keller, and Dennis J. Van, and each or any of them, as proxies, with full power of substitution, to represent and vote, all of the shares of Sun Bancorp, Inc.’s (the “Corporation”) common stock held of record by the undersigned on March 5, 2004, at the Annual Meeting of the Shareholders to be held at the Susquehanna Valley Country Club, Hummels Wharf, Pennsylvania, on Thursday, April 22, 2004, at 10:30 a.m. prevailing time, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present thereat, as indicated on this card.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2.

This proxy also confers authority as to other business as may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors at present knows of no other business to be brought before this meeting, but if any other business is brought before the meeting, the shares represented by this proxy will be voted in accordance with the recommendations of the management of Sun Bancorp, Inc.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 20, 2004, and hereby revoke(s) all other proxies heretofore given by the undersigned in connection with this meeting.

It is important that your shares be represented at the meeting. Please sign, date and return this proxy as promptly as possible, whether or not you plan to attend this meeting. This proxy is revocable at any time before it is exercised and may be withdrawn if you elect to attend the meeting, give written notification to the secretary of the corporation and vote in person.

1.             Election of two Directors to serve for a one-year term:

Nominees:	Max E. Bingaman; and
Sidney M. Palmer

☐ FOR	☐ AGAINST	☐ ABSTAIN

Election of three Directors to serve for a two –year term:

Nominees:	Martha A. Barrick;
Daniel R. Geise; and
John W. Rose

☐ FOR	☐ AGAINST	☐ ABSTAIN

Election of four Directors to serve for a three-year term:

Nominees:	Stephen J. Gurgovits;
Robert A. Hormell;
Robert J. McCormack; and
H. David Padden

☐ FOR	☐ AGAINST	☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the line provided below:

2.             Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent accountants for the year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:	, 2004
Signature of Shareholder

Signature of Shareholder

Number of shares Held of Record on March 5, 2004

This proxy must be dated, signed by the shareholder and returned promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If more than one trustee, all should sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.